Exhibit 99.1

For further information, contact:
John Spencer Ahn	Sue Kim
Investor Relations	Media Relations
408-222-7544	408-222-1942
johnahn@marvell.com	suekim@marvell.com

Marvell Technology Group Ltd. Announces Filing of Compliance Plan with NASDAQ Stock Market

And Announces Plans to Issue Preliminary Financial Information for the Third Fiscal Quarter

Santa Clara, Calif. (November 17, 2015) — Marvell Technology Group Ltd. (NASDAQ: MRVL) announced today that on November 12, 2015 it submitted a compliance plan to The NASDAQ Stock Market (“NASDAQ”) to support its request for an extension of time to March 8, 2016 to regain compliance with continued listing requirements. Pursuant to NASDAQ rules, Marvell’s securities will remain listed on the NASDAQ Global Select Market pending NASDAQ’s review of the compliance plan. Marvell intends to take all necessary steps to achieve compliance with the NASDAQ continued listing requirements as soon as practicable.

Marvell also announced that it currently anticipates issuing preliminary financial information for the third fiscal quarter ended October 31, 2015 by early December 2015.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995

This press release contains forward-looking statements. Words such as “anticipates,” “expects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “may,” “will,” “should,” and their variations identify forward-looking statements. These statements are not guarantees of results and are subject to risks and uncertainties that could cause actual results to differ materially from those anticipated in the forward-looking statements. These risks and uncertainties include, but are not limited to, the outcome of NASDAQ’s review of Marvell’s compliance plan and the timing and outcome of any NASDAQ decision, Marvell’s ability to regain compliance with its SEC reporting obligations within the time of any exemption granted by NASDAQ, and Marvell’s ability to release preliminary unaudited financial information for the third quarter of fiscal 2016. For other factors that could cause actual results to vary from expectations, please see the sections titled “Risk Factors” in Marvell’s quarterly report on Form 10-Q for the fiscal quarter ended May 2, 2015 and other factors detailed from time to time in Marvell’s filings with the SEC. Marvell undertakes no obligation to revise or update publicly any forward-looking statements.

About Marvell

Marvell (NASDAQ: MRVL) is a global leader in providing complete silicon solutions and Kinoma® software enabling the “Smart Life and Smart Lifestyle.” From storage to Internet of Things (IoT), cloud infrastructure, digital entertainment and in-home content delivery, Marvell’s diverse product portfolio aligns complete platform designs with industry-leading performance, security, reliability and efficiency. At the core of the world’s most powerful consumer, network and enterprise systems, Marvell empowers partners and their customers to always stand at the forefront of innovation, performance and mass appeal. By providing people around the world with mobility and ease of access to services adding value to their social, private and work lives, Marvell is committed to enhancing the human experience.

As used in this release, the term “Marvell” refers to Marvell Technology Group Ltd. and its subsidiaries. For more information, please visit www.Marvell.com.